Exhibit 99.1

LGBTQ Loyalty Welcomes its First Trans Member to Board of Directors [UPDATED]

CEO of RebelMouse and Former CTO of The Huffington Post, Andrea Breanna, joins LGBTQ Loyalty Holding’s all-star line-up of board members and champions

WEST HOLLYWOOD, Calif. — July 12, 2021 (GLOBE NEWSWIRE) — LGBTQ Loyalty Holdings, Inc. (OTC PINK: LFAP), a diversity- and inclusion-driven financial methodology and data company, is excited to announce that Andrea Breanna, CEO of RebelMouse, has joined the board of directors as its first transgender member.

“As an openly transgender person, I’ve found that most discrimination stems from an unconcious bias,” said Breanna. “LGBTQ Loyalty’s work not only provides an educational lesson on equality for the broader community, but also an opportunity for the ever-growing queer community to put our moneny into companies that align with our values. I am excited that allies now have the chance to be part of that and express their support in a tangible way.”

Breanna is currently the CEO of RebelMouse, a creative agency and content management system software company for enterprise brands and media companies. She also serves on the American Express Consumer Advisory Board and early-stage venture capital fund Lerer Hippeau Ventures. Prior to founding RebelMouse, Breanna was the chief technology officer of The Huffington Post.

“We are so proud to welcome Andrea Breanna to the LGBTQ Loyalty Holdings Board of Directors,” said Bobby Blair, CEO of LGBTQ Loyalty Holdings. “Her work as a proud transgender person and respected advocate for LGBTQ rights, as well as her time tested and very successful professional experiences with the Huffington Post and now RebelMouse makes her an incredibly exciting addition to our growing team.”

About LGBTQ Loyalty Holdings, Inc.

LGBTQ Loyalty is a diversity- and inclusion-driven financial methodology and data company that quantifies corporate equality alignment with the LGBTQ community and minority interest groups. The Company has benchmarked the first-ever U.S. Loyalty Preference Index, which it believes empowers the LGBTQ community to express their preferences for the nation’s high-performing corporations most dedicated to advancing equality. The Loyalty Preference Index, branded as LGBTQ100 ESG Index, is an environmental, social and governance (ESG) index, offering an added perspective for those seeking to align with equality-driven, ESG-responsible corporations. LGBTQ Loyalty’s leadership includes seasoned authorities in the financial industry and LGBTQ community. For more information, please visit www.lgbtqloyalty.com.

CONTACTS:

MEDIA CONTACT:

Sam Marinelli

Gregory FCA for LGBTQ Loyalty Holdings

LGBTQL@gregoryfca.com

610-246-9928

ETF CONTACT:

ProcureAM, LLC

info@PALETFs.com

INVESTOR RELATIONS:

Larry Roan

IR@lgbtql.com